Royalite Petroleum Company Inc.
Signs Option Agreement to Acquire
Additional Utah Hingeline Acreage

October 4, 2007 – Austin, Texas; Royalite Petroleum Company Inc. (OTCBB: RYPE) (“Royalite”) has entered into an option agreement with Central Utah Lease Acquisition , LP (“CULA”) to purchase leasehold interests in approximately 108,000 acres located in Juab and Sanpete Counties, Utah. The acreage block is located directly north of Wolverine Gas and Oil Company’s 70,000 acre Federal Unit and on trend with the Covenant Oil field, the largest onshore oil field discovered in the United States since the East Anschutz Ranch Field was discovered in 1979.

Under the agreement, Royalite will issue CULA 200,000 shares of its common stock as consideration for an option to purchase an undivided 62.5% WI in CULA’s 66,700 net acres and become the Operator. Royalite will have the option to purchase the 41,688 net acres (80% NRI) for $11.26 million plus 7.3 million common shares of Royalite. The option must be exercised on or before November 21, 2007 and the closing date is November 26, 2007. In the event the option is exercised, Royalite will be required to pay $1.5 million and assign 7.3 million shares of its common stock to CULA. The cash balance of $9.6 million is scheduled to be paid in semi-annual installments beginning December 31, 2007 and ending on June 15, 2009. As additional consideration, Royalite will be required to carry CULA as a 25% working interest owner through the completion or plugging of two wells drilled to the top of the Jurassic Navajo formation or 12,000 ft., whichever is less. Drilling of the first carried well shall commence on or prior to two years of the closing date and the second well shall commence on or prior to the three year anniversary of the closing date. Each carried well drilled will initially earn Royalite a 160 drilling unit surrounding Royalite’s selected drilling locations. After the two wells have been drilled and completed or plugged, CULA will assign the balance of the 41,688 net acres to Royalite. In the event that Royalite does not exercise the option, it will have no liability or any further obligations to CULA. There is no assurance that funding will be available to Royalite or that the option will be exercised. Royalite is currently seeking financing to fund the acquisition and initial drilling program.

Royalite’s President and CEO, Michael Cass, stated,”This transaction if closed will give Royalite significantly more exposure to one of the most exciting exploration plays in the United States. The size of the seismic structures identified to date within this acreage block gives Royalite the opportunity to explore for potential oil and gas reserves equivalent to a billion barrels of oil.”

“Keystone” Prospect

The initial “Keystone” prospect located within the acreage block was recently defined by surface geology including approximately 200 miles of reprocessed 2D seismic data, gravity and aeromagnetic data, and approximately 1,200 surface soil geochemical samples. Seismic data reprocessing and interpretation indicates that the Keystone Prospect has some of the largest structure closures mapped to date within the Central Utah Hingeline.

The Keystone prospect is located near the axis of the 55 mile-long Wasatch Monocline in Sanpete County, Utah and contains several four-way closed structures and/or combination fault trap structures. The Jurassic Twin Creek Limestone and the Jurassic Navajo Sandstone will be the primary reservoir objectives and the Cretaceous Ferron Sandstone and the Cretaceous Dakota Sandstone will be the secondary objectives. Drilling on the Keystone prospect could begin in the first quarter of 2008.

Royalite is a publicly traded oil and gas company exploring the newly discovered central Utah Hingeline trend. Royalite currently owns a 100% working interest (87.5% NRI) in over 67,000 net acres in the trend.

For more information contact :

Kapco Consultants Inc.	Royalite Petroleum Company Inc.
Mr. Larry Kaplan, President	Mr. Michael Cass, President
(352) 333-3838	(512) 402-0910 (direct)

Forward Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. These forward-looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that Royalite will exercise the option. Royalite does not currently have the funding in place to close this transaction and will not be able to exercise the option without adequate future funding. There is no assurance that Royalite will be successful in raising funding to close the purchase of the properties or drill any exploratory wells. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release